Exhibit 99.1

KKR Financial Holdings LLC Announces Withdrawal of its Common Shares Offering

SAN FRANCISCO, May 5, 2010 — KKR Financial Holdings LLC (NYSE: KFN) (the “Company”) today announced that it has decided not to proceed with the previously announced proposed offering of common shares on account of the current unfavorable market conditions due to the recent volatility of global equity markets.  The offering described in the preliminary prospectus supplement dated May 3, 2010, which the Company filed on May 4, 2010 with the Securities and Exchange Commission and is available at www.sec.gov, has accordingly been discontinued.

The Company’s Chief Executive Officer, William C. Sonneborn, commented, “While we are very pleased with the strong interest that we received for this offering, we have decided that proceeding with this transaction in light of current market conditions is not in the best interests of our shareholders.”

The completion of the offering was not a condition to the availability of the commitments to the Company’s previously announced credit agreement with Citibank, N.A., Bank of America, N.A., Deutsche Bank AG New York Branch, Morgan Stanley, N.A. and SG Americas Securities, LLC, which provides for a new four-year $250 million asset-based revolving credit facility (the “Facility”).  The material terms of the Facility, including the terms on which the borrowings are conditioned, are outlined in a current report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2010.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Common Shares described herein, nor shall there be any sale of the Common Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. An offering of the Common Shares may only be made by means of the prospectus supplement and the related prospectus. The Common Shares that were proposed to be offered were not approved or disapproved by any regulatory authority, nor did any such authority pass upon the accuracy or adequacy of the registration statement, the prospectus contained therein or the prospectus supplement.

About KKR Financial Holdings LLC

KKR Financial Holdings LLC is a publicly traded specialty finance company with expertise in a range of asset classes.  KKR Financial Holdings LLC is externally managed by KKR Financial Advisors LLC, a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. (Fixed Income) LLC, which is a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. L.P.  KKR Financial Holdings LLC executes its core business strategy through majority-owned subsidiaries.

Media Relations Contacts:

Peter McKillop or Kristi Huller

Kohlberg Kravis Roberts & Co.

Tel: 212-750-8300

media@kkr.com

Investor Relations Contact:

Laurie Poggi

Kohlberg Kravis Roberts & Co.

Tel: 415-315-3718